FNCB THIRD QUARTER EARNINGS

First National Community Bancorp, Inc., the parent company of First National Community Bank, reported third quarter earnings of $3.0 million which is an increase of $256,000 over the second quarter and a $732,000, or 32% increase over the same three month period of last year. Net interest income, which reflects the benefits derived from balance sheet growth and Federal Reserve rate increases, improved $541,000, or 7%, over the second quarter while other income improved 5%. Basic earnings per share increased 3 cents from the 25 cents reported in the second quarter. On a year-to-date basis, the $8.4 million earned during the first three quarters is 20% higher than the same period of last year, including a 22% increase in net interest income. FNCB conducts business from sixteen offices located throughout Lackawanna and Luzerne counties. The company’s stock trades on the over-the-counter Bulletin Board under the symbol FNCB.